Exhibit 15

THE SECURITIES TO BE ISSUED PURSUANT TO THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED THEREUNDER OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

SUBSCRIPTION AGREEMENT

Signing Day Sports, Inc.

7272 E. Indian School Road

Suite 101

Scottsdale, AZ 85251

Ladies and Gentlemen:

Subscription. The undersigned (sometimes referred to herein as the “Investor”) hereby subscribes for and agree to purchase the principal amount of the Notes (as defined below) of Signing Day Sports, Inc., a Delaware corporation, currently known as Signing Day Sports, LLC (the “Company”) for the purchase price (the “Purchase Price”) set forth on the signature page hereto, on the terms and conditions described herein and in Exhibits A, B, C and D hereto (collectively, the “Offering Documents”). Terms not defined herein are as defined in the Offering Documents. The Company is seeing to raise, through a private placement of the Notes pursuant to Rule 506(b) promulgated under the Securities Act of 1933, as amended, raise a minimum of $1,000,000 (the “Minimum Offering Amount”) and a maximum of $7,500,000 (the “Maximum Offering Amount”) in this Offering. Boustead and the Company, in their sole discretion, may accept subscriptions in excess of the Maximum Offering Amount. The minimum amount of investment required from any one subscriber to participate in this Offering is $200,000, however, the Company reserves the right, in its sole discretion, to accept subscriptions less than this amount. All references to $ means United States dollars. The undersigned acknowledges that the Company has engaged Boustead Securities, LLC (“Boustead”) as its exclusive placement agent in connection with this offering.

1. Description of Securities; Description of Company and Risk Factors; Lock-Up.

a.	Description of Securities. The Company is offering (the “Offering” to the Investor in the minimum subscription amount of $200,000, however, the Company reserves the right, in its sole discretion, to accept subscriptions less than this amount, of the Company’s 6% convertible unsecured promissory notes due three years from the date of execution (the “Notes”).

This Offering is being conducted in advance of the Company’s intended initial public offering (“IPO”) of our common stock, par value $0.0001 per share (the “Common Stock”), and listing our Common Stock for trading on the Nasdaq Capital Market or other national securities exchange.

The Notes issued herein may be converted at any time by the holders into Company Common Stock. In addition, in connection with an IPO, the Notes will automatically (and without any action on the part of the holders) be converted into shares of Common Stock of the Company at a conversion price (the “Conversion Price”) equal to the 60% of the public offering price per share of the Common Stock offered to the public in the IPO. For the avoidance of doubt if, for example, the initial per share offering price in the IPO is $5.00 per share, the conversion price would be $3.00 (60% of the $5.00 per share IPO price).

Under our engagement letter with Boustead, originally entered into on August 9, 2021 (the “Engagement Letter”), Boustead has been engaged as our exclusive financial advisor for the 18 month term of the Engagement Letter or 12 months from the date of the IPO. In addition, Boustead has expressed its intent to enter into an Underwriting Agreement with the Company to act as the lead underwriter for the proposed IPO on a “firm commitment” basis. There can be no assurance that we and Boustead will be able to agree on the terms of such Underwriting Agreement or that our proposed IPO will be successfully consummated.

In the event that an IPO is not consummated, if the Company (a) is acquired as a result of a “Sale of Control” (as defined), (b) merges with a “SPAC” (as defined) or (c) consummates a “Reverse Merger” (as defined) (each, a “Liquidity Event”) prior to the maturity date of the Notes, the Notes will be convertible at the option of the holders into shares of common stock of any successor-in-interest to the Company at a price per share equal to 60% of the aggregate “Transaction Consideration” (as defined), divided by the total number of outstanding shares of common stock of the acquiror resulting from the Liquidity Event.

As used herein, (i) the term “Sale of Control” shall mean a sale of all or substantially as of the capital stock or assets of the Company to any unaffiliated third Person, whether through share sale, asset sale, merger, consolidation or like combination, as a result of which the ability to control the board of directors of the Company shall pass to such third Person, (ii) the term “SPAC” shall mean a special purpose acquisition corporation listed on Nasdaq or other national securities exchange, and (iii) the term “Reverse Merger” shall mean a reverse merger of the Company with a fully-reporting public corporation without any significant business activities, including a special purpose acquisition corporation or “SPAC,” that is then trading on Nasdaq or the OTCQX platform of the OTC Market (“Pubco”; it being contemplated that in a transaction with a SPAC or a Reverse Merger, the stockholders of the Company will own a substantial majority of the equity securities of the SPAC or Pubco. As used herein, the term “Transaction Consideration” shall mean the dollar value placed on the total consideration paid to the Company including, but not limited to, (i) the value of the Transaction, including consideration whether in cash, stock or in-kind, received by and/or paid by the Company, (ii) the total amount of indebtedness for borrowed funds, capitalized lease obligations and non-trade liabilities of the Company that are either assumed by the acquirer, redeemed or otherwise satisfied in connection with the transaction, or which remain outstanding after the transaction is consummated; (iii) the fair market value of any assets excluded from the transaction; (iv) the fair market value of any ownership interests which are retained by the Company’s shareholders or which remain outstanding after the transaction is consummated; and (v) the amount of any contingent payments, including, without limitation, earn-outs and future royalties payable in connection with the transaction.

Within 30 business days following the consummation of the first to occur of an IPO, a Sale of Control or a Reverse Merger, as applicable, the Company will file a registration statement on Form S-1 or Form S-3, as available (the “Resale Registration Statement”) in order to register for resale all of the shares of Common Stock of the Company or common stock of any successor-in-interest to the Company issued to all holders of the Notes upon automatic conversion of the Notes (the “Conversion Shares”), and will use its bests efforts to cause such Resale Registration Statement to be declared effective by the SEC within 90 business days from the date of its initial filing; provided, that such Conversion Shares will continue to be subject to restrictions on resale for a period of six (6) months following completion of either the IPO, Sale of Control or Reverse Merger, as applicable.

In the event a Liquidity Event is not consummated within twelve (12) months of the Closing of the Offering, the Company may elect either to (a) repay the Notes in whole or in part (subject to the conversion rights of the Holders), or (b) if the Company does not repay the Notes the unpaid principal amount of the Notes will automatically increase to 110% of the outstanding principal amount.

In the event that the Company shall elect to raise additional capital through a private placement of Common Stock or other securities that are convertible or exercisable for a price less than (the “Optional Conversion Price”), then and in such event the Conversion Price of the Notes shall be adjusted to reflect such lower amount. The “Optional Conversion Price” shall man a price or conversion price that is equal to the price per share determined by dividing $50 million by the total number of outstanding shares of Common Stock of the Company.

Holders of the Notes will enter into an Investor Rights Agreement and Lock-Up Agreement. The investor Rights Agreement will provide for typical “drag along” and “tag along” rights and will permit the holders to participate in subsequent securities offerings, including the IPO, in a percentage amount of such securities offering equal to 50% of the percentage invested by such Holder in the Notes. For the avoidance of doubt, if a holder purchases $1,500,000 million of Notes, such holder has the right to invest in subsequent offerings no less than $750,000 in the subsequent offerings, including the IPO.

The form of Note is attached as Exhibit E hereto and is part of the Offering Documents. In addition, holders of the Notes will also enter into an Investor Rights and Lock-Up Agreement with the Company in the form of Exhibit F attached hereto which shall contain customary “tag along” and “drag along” rights.

For a more detailed description of the Notes see the Term Sheet attached as Exhibit A. The Notes and the shares of Common Stock or common stock of a SPAC or Pubco (“Successor Common Stock”) into which the Notes are convertible are sometimes referred to herein as the “Securities.” The above referenced IPO, SPAC acquisition or Reverse Merger is sometimes hereinafter collectively referred to as a “Liquidity Event” and the Company Common Stock or Successor Common Stock into which the Notes are convertible are sometimes collectively referred to herein as the “Conversion Shares”). The Notes and the Conversion Shares are sometimes collectively referred to herein as the “Securities.”

b.	Risks Related to the Investment in the Securities. Investing in the Securities involves a high degree of risk. Before investing, Investors should carefully consider the summary description of our business annexed hereto as Exhibit B, the risks related to our business, as set forth in Exhibit C and the investor deck set forth in Exhibit D, together with the other information contained in Offering Documents.

c.	Lock-Up. In connection with this Offering, the Investor shall enter into an Investors Rights and Lock-up Agreement in the form of Exhibit E, pursuant to which the Investor shall agree that from and after the date hereof and until the 180th day after the first to occur of (i) consummation of an IPO, (ii) consummation of a transaction with a SPAC or, (iii) consummation of another form of Reverse Merger, as applicable (each, the “Lock-Up Trigger Date”), the investor agrees not to sell, transfer or otherwise dispose of the Conversion Shares.

2. Purchase.

a.	I hereby agree to tender to Sutter Securities Clearing, LLC (the “Escrow Agent”), by check or wire transfer of immediately available funds (to a bank account and related wire instructions to be provided to me on my request) made payable to “Sutter Securities Clearing, LLC, as Escrow Agent for Signing Day Sports, Inc.” for the principal amount of the Note indicated on the signature page hereto, an executed copy of this Subscription Agreement and an executed copy of my Investor Questionnaire attached as Exhibit A hereto. Funds will be held in escrow, as set forth in more detail below (the “Escrow Account”), pending the initial Closing.

b.	The Offering is for a minimum offering amount $1,000,000 (the “Minimum Offering Amount”) and a maximum offering $7,5000,000 (the “Maximum Offering Amount”). All subscriptions to purchase Notes will be held in a noninterest-bearing escrow account (the “Escrow Account”) maintained by the Escrow Agent. The subscription will remain in the Escrow Account until subscriptions for the Minimum Offering Amount are raised and until the conversion of the Company into a Delaware corporation is complete. Boustead and the Company, in their sole discretion, may accept subscriptions in excess of the Maximum Offering Amount.

c.	This Offering will continue until the earlier of (a) the sale of $7,500,000 Notes for $7,500,000 of gross proceeds (the Maximum Offering Amount) or (b) November 15, 2021 (the “Termination Date”). Upon the earlier of a Closing (defined below) on my subscription or completion of the Offering, I will be notified promptly by the Company as to whether my subscription has been accepted by the Company.

3. Acceptance or Rejection of Subscription.

a.	I understand and agree that the Company reserves the right to reject this subscription for the Securities, in whole or in part, for any reason and at any time prior to the Closing (defined below) of my subscription.

b.	In the event the Company rejects this subscription, my subscription payment will be promptly returned to me without interest or deduction and this Subscription Agreement shall be of no force or effect. In the event my subscription is accepted and the Offering is completed, the subscription funds submitted by me shall be released to the Company.

4. Closing. The closing (“Closing”) of this Offering may occur at any time and from time to time on or before the Termination Date. The Company must achieve the $1,000,000 Minimum Offering Amount prior to conducting an initial Closing (the “Initial Closing”). Upon receipt of the Minimum Amount, provided the Company’s conversion to a Delaware corporation has been completed, an Initial Closing will be held and all funds will be released from the Escrow Account and paid to the Company, less professional fees and compensation paid to the Placement Agent and syndicate members, if any. Thereafter, additional Closings will be held as funds are received up to the earlier to occur of receipt of the $7,500,000 Maximum Offering Amount or the Termination Date. Boustead and the Company, in their sole discretion, may accept subscriptions in excess of the Maximum Offering Amount. Pending receipt of the Minimum Amount, all subscriptions will be placed in escrow with the Escrow Agent. If, for any reason, the Minimum Amount of subscriptions are not received by the Termination Date, all escrowed funds will be returned to subscribers, without interest or deduction. The Securities subscribed for herein shall not be deemed issued to or owned by me until one copy of this Subscription Agreement has been executed by me and countersigned by the Company and the Closing with respect to such Securities has occurred.

5. Disclosure. Because this offering is limited to accredited investors as defined in Section 2(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act and applicable state securities laws, the Securities are being sold without registration under the Securities Act. I acknowledge receipt of the Offering Documents and represent that I have carefully reviewed and understand the Offering Documents, including all exhibits attached hereto. I have received all information and materials regarding the Company that I have requested. I fully understand that the Company has a limited financial and operating history and that the Securities are speculative investments which involve a high degree of risk, including the potential loss of my entire investment. I fully understand the nature of the risks involved in purchasing the Securities and I am qualified to make such investment based on my knowledge of and experience in investing in securities of this type. I have carefully considered the potential risks relating to the Company and purchase of its Securities and have, in particular, reviewed each of the risks set forth in the Offering Documents. Both my advisors and I have had the opportunity to ask questions of and receive answers from representatives of the Company or persons acting on its behalf concerning the Company and the terms and conditions of a proposed investment in the Company and my advisors and I have also had the opportunity to obtain additional information necessary to verify the accuracy of information furnished about the Company. Accordingly, I have independently evaluated the risks of purchasing the Securities.

6. Investor Representations and Warranties. I acknowledge, represent and warrant to, and agree with, the Company as follows:

a.	I am aware that my investment involves a high degree of risk as disclosed in the Offering Documents and have read carefully the Offering Documents, and I understand that by signing this Subscription Agreement I am agreeing to be bound by all of the terms and conditions of the Offering Documents.

b.	I acknowledge and am aware that there is no assurance as to the future performance of the Company.

c.	I acknowledge that there may be certain adverse tax consequences to me in connection with my purchase of Securities, and the Company has advised me to seek the advice of experts in such areas prior to making this investment.

d.	I am purchasing the Securities for my own account for investment purposes only and not with a view to or for sale in connection with the distribution of the Securities, nor with any present intention of selling or otherwise disposing of all or any part of the foregoing securities. I agree that I must bear the entire economic risk of my investment for an indefinite period of time because, among other reasons, the Securities have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under applicable securities laws of certain states or an exemption from such registration is available. I hereby authorize the Company to place a restrictive legend on the Securities that are issued to me.

e.	I recognize that the Securities, as an investment, involve a high degree of risk including, but not limited to, the risk of economic losses from operations of the Company and the total loss of my investment. I believe that the investment in the Securities is suitable for me based upon my investment objectives and financial needs, and I have adequate means for providing for my current financial needs and contingencies and have no need for liquidity with respect to my investment in the Company.

f.	I have been given access to full and complete information regarding the Company and have utilized such access to my satisfaction for the purpose of obtaining information in addition to, or verifying information included in, the Offering Documents, and I have either met with or been given reasonable opportunity to meet with officers of the Company for the purpose of asking questions of, and receiving answers from, such officers concerning the terms and conditions of the offering of the Securities and the business and operations of the Company and to obtain any additional information, to the extent reasonably available.

g.	I have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities and have obtained, in my judgment, sufficient information from the Company to evaluate the merits and risks of an investment in the Company. I have not utilized any person as my purchaser representative as defined in Regulation D under the Securities Act in connection with evaluating such merits and risks.

h.	I have relied solely upon my own investigation in making a decision to invest in the Company.

i.	I have received no representation or warranty from the Company or any of its officers, directors, employees or agents in respect of my investment in the Company and I have received no information (written or otherwise) from them relating to the Company or its business other than as set forth in the Offering Documents. I am not participating in the offer as a result of or subsequent to: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

j.	I have had full opportunity to ask questions and to receive satisfactory answers concerning the offering and other matters pertaining to my investment and all such questions have been answered to my full satisfaction.

k.	I have been provided an opportunity to obtain any additional information concerning the offering and the Company and all other information to the extent the Company possesses such information or can acquire it without unreasonable effort or expense.

l.	I am an “accredited investor” as defined in Section 2(15) of the Securities Act and in Rule 501 promulgated thereunder and have attached the completed Accredited Investor Questionnaire to indicate my “accredited investor” status. I can bear the entire economic risk of the investment in the Securities for an indefinite period of time and I am knowledgeable about and experienced in making investments in the equity securities of non-publicly traded companies, including early stage companies. I am not acting as an underwriter or a conduit for sale to the public or to others of unregistered securities, directly or indirectly, on behalf of the Company or any person with respect to such securities.

m.	I understand that (1) the Securities have not been registered under the Securities Act, or the securities laws of certain states, in reliance on specific exemptions from registration, (2) no securities administrator of any state or the federal government has recommended or endorsed this offering or made any finding or determination relating to the fairness of an investment in the Company, and (3) the Company is relying on my representations and agreements for the purpose of determining whether this transaction meets the requirements of certain exemptions from registration afforded by the Securities Act and certain state securities laws.

n.	I understand that since neither the offer nor sale of the Securities has been registered under the Securities Act or the securities laws of any state, the Securities may not be sold, assigned, pledged or otherwise disposed of unless they are so registered or an exemption from such registration is available.

o.	I have had the opportunity to seek independent advice from my professional advisors relating to the suitability of an investment in the Company in view of my overall financial needs and with respect to the legal and tax implications of such investment.

p.	If the Investor is a corporation, company, trust, employee benefit plan, individual retirement account, Keogh Plan, or other tax-exempt entity, it is authorized and qualified to become an Investor in the Company and the person signing this Subscription Agreement on behalf of such entity has been duly authorized by such entity to do so.

q.	The information contained in my Investor Questionnaire, as well as any information which I have furnished to the Company with respect to my financial position and business experience, is correct and complete as of the date of this Subscription Agreement and, if there should be any material change in such information prior to the Closing of the offering, I will furnish such revised or corrected information to the Company. I hereby acknowledge and am aware that except for any rescission rights that may be provided under applicable laws, I am not entitled to cancel, terminate or revoke this subscription and any agreements made in connection herewith shall survive my death or disability.

7. Placement Agent. The Company has engaged Boustead Securities LLC, a broker-dealer licensed with FINRA (the “Placement Agent”), as placement agent for the Offering on a reasonable best efforts basis. The Company anticipates that the Placement Agent and its sub-agents or syndicate members will be paid at each Closing from the proceeds in the Escrow Account, fees including and not to exceed: a cash commission of seven percent (7%) of the gross Purchase Price paid by Subscribers in the Offering; a non-accountable expense allowance for certain investors of one percent (1%) of the gross purchase price paid by Subscribers in the Offering; and will receive warrants to purchase a number of shares of Common Stock equal to seven percent (7%) of the Common Stock underlying the Notes sold in the Offering to investors, with a term of five (5) years from the relevant Closing Date, and at a per share exercise price equal to the conversion price of the Notes issued to the Subscribes herein (the “Placement Agent Warrants”). Any sub-agent or syndicate member of the Placement Agent that introduces investors to the Offering will be entitled to share in the cash fees and Placement Agent Warrants attributable to those investors as described above, pursuant to the terms of an executed sub-agent or selected dealer agreement. The Company will also pay certain expenses of the Placement Agent.

8. Representations and Warranties of the Company. When used in this Section 8, unless the context indicates otherwise, all references to the “Company” also mean and include the direct and indirect subsidiaries of the Company. The Company hereby represents and warrants to the Subscriber, as of the date hereof and on each Closing Date, the following:

a.	Organization and Qualification. The Company and each of its subsidiaries, if any, is a corporation or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”).

b.	Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and each of the Offering Documents and to issue the Securities in accordance with the terms hereof, (ii) the execution and delivery by the Company of each of the Offering Documents and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Securities have been, or will be at the time of execution of such Offering Document, duly authorized by the Company’s Board of Directors, and no further consent or authorization is, or will be at the time of execution of such Offering Document, required by the Company, its respective Board of Directors or its stockholders, (iii) each of the Offering Documents will be duly executed and delivered by the Company, (iv) the Offering Documents when executed and delivered by the Company and each other party thereto will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

c.	Capitalization. Pursuant to its Certificate of Incorporation, the authorized capital stock of the Company consists of 150,000,000 shares of capital stock, each with a par value of $0.0001 per share, consisting of (a) 150,000,000 shares of Common Stock (the “Common Stock”), and (b) no shares of preferred stock. Immediately prior to the Initial Closing, the Company will have no more than 38,240,323 shares of Common Stock outstanding, and no shares of Preferred Stock issued and outstanding. Of the 38,240,323 outstanding shares of common stock, 17,934,461 shares, or 47% of the outstanding Common Stock, is owned by Dennis Gile and 4,449,700 shares, or 11.6% of the outstanding Common Stock is owned by John Dorsey. The remaining shares are held by 18 additional shareholders, each owning less than 5% of the outstanding shares of Common Stock.

All of the outstanding shares of Common Stock of the Company and all of the share capital of each of the Company’s subsidiaries have been or will be, as of the Initial Closing, duly authorized, validly issued and are fully paid and nonassessable. No shares of capital stock of the Company or any of its subsidiaries will be subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there will be no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act, and (iii) there are no securities or instruments of the Company or any of its subsidiaries containing anti-dilution or similar provisions, including the right to adjust the exercise, exchange or reset price under such securities, that will be triggered by the issuance of the Securities as described in this Agreement. Upon request, the Company will make available to the Subscriber true and correct copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s By-laws, as amended as in effect on the date hereof (the “By-laws”), and the terms of all securities exercisable for Common Stock and the material rights of the holders thereof in respect thereto other than stock options issued to officers, directors, employees and consultants.

d.	Subsidiaries and Affiliates. The Company has no direct or indirect subsidiaries. The Company has 5 “affiliates”: as that term is defined under Rule 405 of the Securities Act.

e.	Issuance of Securities. The Securities are duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, fully paid and nonassessable, and will be free and clear of all taxes, liens and charges with respect to the issue thereof.

f.	No Conflicts. The execution, delivery and performance of each of the Offering Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Certificate of Incorporation or the By-laws (or equivalent constitutive document) of the Company or any of its subsidiaries or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any subsidiary is a party, except for those which would not reasonably be expected to have a Material Adverse Effect, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations) applicable to the Company or any subsidiary or by which any property or asset of the Company or any subsidiary is bound or affected except for those which could not reasonably be expected to have a Material Adverse Effect. Except those which could not reasonably be expected to have a Material Adverse Effect, neither the Company nor any subsidiary is in violation of any term of or in default under its constitutive documents. Except those which could not reasonably be expected to have a Material Adverse Effect, neither the Company nor any subsidiary is in violation of any term of or in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or any subsidiary. The business of the Company and its subsidiaries is not being conducted, and shall not be conducted in violation of any law, ordinance, or regulation of any governmental entity, except for any violation which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, neither the Company nor any of its subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement or the other Offering Documents in accordance with the terms hereof or thereof. Neither the execution and delivery by the Company of the Offering Documents, nor the consummation by the Company of the transactions contemplated hereby or thereby, will require any notice, consent or waiver under any contract or instrument to which the Company or any subsidiary is a party or by which the Company or any subsidiary is bound or to which any of their assets is subject, except for any notice, consent or waiver the absence of which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or thereby. All consents, authorizations, orders, filings and registrations which the Company or any of its subsidiaries is required to obtain pursuant to the preceding two sentences have been or will be obtained or effected on or prior to the Closing.

g.	Absence of Litigation. There is no action, suit, claim, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation before or by any court, public board, governmental or administrative agency, self-regulatory organization, arbitrator, regulatory authority, stock market, stock exchange or trading facility (an “Action”) now pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, wherein an unfavorable decision, ruling or finding would (i) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under this Agreement or any of the other Offering Documents, or (ii) have a Material Adverse Effect.

h.	Acknowledgment Regarding Subscriber’s Purchase of the Securities. The Company acknowledges and agrees that each Subscriber is acting solely in the capacity of an arm’s length purchaser with respect to the Offering Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that each Subscriber is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Offering Documents and the transactions contemplated hereby and thereby and any advice given by such Subscriber or any of their respective representatives or agents in connection with the Offering Documents and the transactions contemplated hereby and thereby is merely incidental to such Subscriber’s purchase of the Securities.

i.	No General Solicitation. Neither the Company, nor any of its “affiliates” (as defined in Rule 144 under the Securities Act), nor, to the knowledge of the Company, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities.

j.	No Integrated Offering. Neither the Company, nor any of its affiliates, nor to the knowledge of the Company, any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Securities under the Securities Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act.

k.	Employee Relations. Neither the Company nor any subsidiary is involved in any labor dispute nor, to the knowledge of the Company, is any such dispute threatened. Neither the Company nor any subsidiary is party to any collective bargaining agreement. The Company’s and/or its subsidiaries’ employees are not members of any union, and the Company believes that its and its subsidiaries’ relationship with their respective employees is good.

l.	Permits. The Company and its subsidiaries have all authorizations, approvals, clearances, licenses, permits, certificates or exemptions (including manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) issued by any regulatory authority or governmental agency (collectively, “Permits”) required to conduct their respective businesses as currently conducted except to the extent that the failure to have such Permits would not have a Material Adverse Effect. The Company or its subsidiaries have fulfilled and performed in all material respects their obligations under each Permit, and, as of the date hereof, to the knowledge of the Company, no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Permit except to the extent that such breach, default, revocation or termination would not have a Material Adverse Effect.

m.	Title. Each of the Company and its subsidiaries has good and marketable title to all of its real and personal property and assets, free and clear of any material restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance which would have a Material Adverse Effect. With respect to properties and assets it leases, each of the Company and its subsidiaries is in material compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances which would have a Material Adverse Effect.

n.	Rights of First Refusal. The Company is not obligated to offer the Securities offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former stockholders of the Company, underwriters, brokers, agents or other third parties.

o.	Reliance. The Company acknowledges that the Subscriber is relying on the representations and warranties made by the Company hereunder and that such representations and warranties are a material inducement to the Subscriber purchasing the Securities. The Company further acknowledges that without such representations and warranties of the Company made hereunder, the Subscribers would not enter into this Agreement.

p.	Brokers’ Fees. The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except for the payment of fees to the Placement Agent as described above.

q.	Off-Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any subsidiary and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in the Financial Statements and is not so disclosed or that otherwise would have a Material Adverse Effect.

r.

Investment Company. The Company is not required to be registered as, and is not an affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

s.	Reliance. The Company acknowledges that the Purchaser is relying on the representations and warranties made by the Company hereunder and that such representations and warranties are a material inducement to the Purchaser purchasing the Notes. The Company further acknowledges that without such representations and warranties of the Company made hereunder, the Purchaser would not enter into this Agreement.

9. Indemnification. I hereby agree to indemnify and hold harmless the Company and its officers, directors, shareholders, employees, agents, advisors and counsel, and Boustead Securities, LLC and its officers, directors, shareholders, employees, agents, advisors and counsel, against any and all losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses, including reasonable attorneys’ fees) incurred by each such person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such person, to which any such indemnified party may become subject under the Securities Act, under any other statute, at common law or otherwise, insofar as such losses, claims, demands, liabilities and expenses (a) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact made by me and contained in this Subscription Agreement or my Investor Questionnaire, or (b) arise out of or are based upon any breach by me of any representation, warranty, or agreement made by me contained herein or therein.

10. Severability. In the event any parts of this Subscription Agreement are found to be void, the remaining provisions of this Subscription Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

11. Choice of Law and Jurisdiction. This Subscription Agreement shall be governed by the laws of the State of Delaware as applied to contracts entered into and to be performed entirely within the State of Delaware. Any action arising out of this Subscription Agreement shall be brought exclusively in a court of competent jurisdiction in Newcastle County, Delaware, and the parties hereby irrevocably waive any objections they may have to venue in Newcastle County, Delaware.

12. Counterparts. This Subscription Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Subscription Agreement may be by actual or facsimile signature.

13. Benefit. This Subscription Agreement shall be binding upon and inure to the benefit of the parties hereto.

14. Notices and Addresses. All notices, offers, acceptance and any other acts under this Subscription Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addresses in person, by Federal Express or similar courier delivery, as follows:

Investor:	At the address designated on the signature page of this Subscription Agreement.

The Company:	Signing Day Sports, Inc. 7272 E. Indian School Road Suite 101 Scottsdale, AZ 85251

or to such other address as any of them, by notice to the others may designate from time to time. The transmission confirmation receipt from the sender’s facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

15. Entire Agreement. This Subscription Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. This Subscription Agreement may not be changed, waived, discharged, or terminated orally but, rather, only by a statement in writing signed by the party or parties against which enforcement or the change, waiver, discharge or termination is sought.

16. Section Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part, any of the terms or provisions of this Subscription Agreement.

17. Survival of Representations, Warranties and Agreements. The representations, warranties and agreements contained herein shall survive the delivery of, and the payment for, the Securities.

18. Acceptance of Subscription. The Company may accept this Subscription Agreement at any time for all or any portion of the Securities subscribed for by executing a copy hereof as provided and notifying me within a reasonable time thereafter.

RESIDENTS OF ALL STATES: THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

SALES IN FLORIDA: THE SECURITIES OFFERED HEREBY WILL BE SOLD, AND ACQUIRED, IN A TRANSACTION EXEMPT UNDER SECTION 517.061(11) OF THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT. THE SECURITIES HAVE NOT BEEN REGISTERED UNDER SAID ACT IN THE STATE OF FLORIDA. PURSUANT TO SECTION 517.061(11) OF THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT, WHEN SALES ARE MADE TO FIVE (5) OR MORE PERSONS IN THE STATE OF FLORIDA, ANY SALE IN THE STATE OF FLORIDA MADE PURSUANT TO SECTION 517.061(11) OF SUCH ACT IS VOIDABLE BY THE PURCHASER IN SUCH SALE (WITHOUT INCURRING ANY LIABILITY TO THE COMPANY OR TO ANY OTHER PERSON OR ENTITY) EITHER WITHIN THREE (3) DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY SUCH PURCHASER TO THE ISSUER, AN AGENT OF THE ISSUER, OR AN ESCROW AGENT OR WITHIN THREE (3) DAYS AFTER THE AVAILABILITY OF THAT PRIVILEGE IS COMMUNICATED TO SUCH PURCHASER, WHICHEVER OCCURS LATER. TO VOID HIS OR HER PURCHASE, THE PURCHASER NEED ONLY SEND A LETTER OR TELEGRAM TO THE COMPANY AT THE ADDRESS INDICATED HEREIN. ANY SUCH LETTER OR TELEGRAM SHOULD BE SENT AND POSTMARKED PRIOR TO THE END OF THE AFOREMENTIONED THREE (3) DAY PERIOD. IT IS PRUDENT TO SEND ANY SUCH LETTER BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ASSURE THAT IT IS RECEIVED AND ALSO TO HAVE EVIDENCE OF THE TIME THAT IT WAS MAILED. SHOULD A PURCHASER MAKE THIS REQUEST ORALLY, THAT PURCHASER MUST ASK FOR WRITTEN CONFIRMATION THAT THE REQUEST HAS BEEN RECEIVED. IF NOTICE IS NOT RECEIVED WITHIN THE TIME LIMIT SPECIFIED HEREIN, THE FOREGOING RIGHT TO VOID THE PURCHASE SHALL BE NULL AND VOID.

(Remainder of Page left intentionally blank.)

THE AGGREGATE AMOUNT SUBSCRIBED FOR HEREBY IS:

$1,500,000 principal Notes for a total subscription price of $1,500,000

Manner in Which Title is to be Held. (check one)

☐	Individual Ownership	☐	Community Property
☐	Joint Tenant with Right of Survivorship (both parties must sign)
☐	Partnership	☐	Tenants in common
☒	Corporation Trust	☐	IRA or Keogh
☐	Other(Please indicate)

INDIVIDUAL INVESTORS	☒ ENTITY INVESTORS

Name of entity, if any

Signature (Individual)
	By:	/s/ Daniel Nelson

*Signature
	Its:	Trustee
Signature (Joint) (all record holders must sign)	Title:	Nelson Revocable Living Trust

Daniel Nelson
Name(s) Typed or Printed	Name	Typed or Printed

Address toWhich Correspondence	Address to Which Correspondence
Should be Directed	Should be Directed

Scottsdale, AZ 85260
City, State and Zip Code	City, State and Zip Code

[Redacted]
Tax Identification or Social Security Number	Tax Identification or Social Security Number

*	If Securities are being subscribed for by any entity, the Certificate of Signatory on the next page must also be completed

The foregoing subscription is accepted and the Company hereby agrees to be bound by its terms on 15 day of October, 2021.

Signing Day Sports, Inc.

Dated: 10/15/2021	By:	/s/ John Dorsey
	Name:	John Dorsey
	Its	Chief Executive Officer

CERTIFICATE OF SIGNATORY

(To be completed if Securities are being subscribed for by an entity)

I,	Daniel Nelson,	the	Trustee
(name of signatory)			(title)

of	Nelson Revocable Living Trust	(“Entity”), a	Trust
(name of entity)			(type of entity)

Organized under the laws of Arizona, hereby certify that I am empowered and duly authorized by the Entity to execute the Subscription Agreement and to purchase the Securities, and certify further that the Subscription Agreement has been duly and validly executed on behalf of the Entity and constitutes a legal and binding obligation of the Entity.

IN WITNESS WHEREOF, I have set my hand this day of September 13, 2021.

/s/ Daniel Nelson
(Signature)